Exhibit 99.1

FOR IMMEDIATE RELEASE

PR Contact:	Kim K. Haneke
Axesstel, Inc.
(858) 875-7291
khaneke@axesstel.com

Axesstel Acquires Specialized Manufacturing Capabilities in Korea and

Moves Volume Production to China

Moves expected to reduce production costs, increase manufacturing efficiencies and expedite product introductions

SAN DIEGO – June 1, 2005 - Axesstel, Inc. (AMEX:AFT - News), a leader in the design and development of fixed wireless voice and broadband data products, today announced a binding memorandum of understanding (MOU) with TBK Electronics Corporation for approximately $2 million for the purchase of complete manufacturing capabilities including surface mount technology manufacturing lines, related electronic testing equipment and the planned lease of a manufacturing building located in Gyeonggi Province, South Korea. The MOU is subject to a final agreement and TBK stockholder approval. Additionally, Wistron Neweb Corporation (WNC), Axesstel’s contract manufacturer, is scheduled to move production of Axesstel’s commercialized high volume fixed wireless products to mainland China beginning July 2005. Both developments are intended to reduce supply chain and production costs, increase efficiency of large volume manufacturing, speed time to market on new product introductions, and enable ramp in production volume to meet market demand.

“Our primary strategy is to continue to outsource high volume production with one or more contract manufacturers. By acquiring manufacturing capabilities in South Korea, we plan to increase efficiencies in high volume manufacturing at WNC while expediting new product introductions,” said Clark Hickock, chief operating officer for Axesstel. “Moving large volume production to mainland China and establishing specialized manufacturing in South Korea are the first steps in our overall plan to diversify manufacturing capabilities and reduce supply chain costs.”

-more-

Axesstel Acquires Specialized Manufacturing Capabilities in Korea and Moves Volume Production to China	pg. 2

In Korea, one manufacturing line will be dedicated to introduce new product designs and cost reduce and optimize existing product designs in order to speed time to market. Second source supply chain components will be tested on this line to enable Axesstel to establish multiple component suppliers, to leverage the most cost-effective components and to ultimately reduce supply chain costs. The addition of this in-house dedicated line will also reduce inefficiencies by eliminating interruptions to the high production lines at WNC.

Other capacity in Korea will be utilized to manufacture high mix, more complex product assemblies for low to medium volume production. The objective of these additional capabilities is to ensure product quality of Axesstel’s fixed wireless terminals and broadband EV-DO modems while enabling production ramp of higher margin products to meet market demand.

In related news, WNC is scheduled to move volume production of Axesstel’s fixed wireless products from Taiwan to Jiangsu, China beginning in July. Lower labor costs in China are expected to reduce overall production expenses. WNC will also begin sourcing components from mainland China in addition to Taiwan and Korea in order to further reduce material costs. The move, combined with the addition of manufacturing capabilities in Korea is intended to further streamline WNC’s volume production while reducing the direct costs of Axesstel’s commercialized products.

Start up costs for this operation are anticipated to be minimal and include hiring select TBK employees. WNC’s move and the implementation of manufacturing capabilities in Korea are expected to positively impact gross margins beginning in the second half of 2005.

ABOUT AXESSTEL, INC.

Axesstel is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, payphones, voice/data terminals and broadband modems for access to voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions, currently based on 3G Code Division Multiple Access (CDMA) technology, to leading telecommunications operators and distributors worldwide. Headquartered in San Diego, California with a research and development center in Seoul, South Korea, Axesstel is listed on the American Stock Exchange (AMEX: AFT). For more information on Axesstel visit www.axesstel.com.

Axesstel Acquires Specialized Manufacturing Capabilities in Korea and Moves Volume Production to China	pg. 3

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to production capability and profitability which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk that the proposed transaction with TBK will not be consummated; the risk of delay of implementing manufacturing capabilities in Korea or the move of WNC’s manufacturing to China; the possibility of unforeseen difficulties associated with Axesstel manufacturing its own products; the risk that the implementation of the new manufacturing facilities or moving outsourced manufacturing to China will not provide cost reductions, improve efficiencies, or expedite product introductions; the possibility of interruptions in manufacturing supply chains; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; potential intellectual property-related litigation; and Axesstel’s primary dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances after this press release.

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